Exhibit 99.1

News Release

Contact: Gary R. Flaharty, +1.713.439.8039, gflaharty@bakerhughes.com Alexey A. Reznichenko, +1.713.439.8822, alexey.reznichenko@bakerhughes.com	Baker Hughes Incorporated 2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com
Baker Hughes Announces First Quarter Results
HOUSTON, Texas — April 27, 2011. Baker Hughes Incorporated (BHI — NYSE) today announced net income attributable to Baker Hughes for the first quarter 2011 of $381 million or $0.87 per diluted share compared to $129 million or $0.41 per diluted share for the first quarter 2010 and $335 million or $0.77 per diluted share for the fourth quarter 2010.
Revenue for the first quarter 2011 was $4.53 billion, up 78% compared to $2.54 billion for the first quarter 2010 and up 2% compared to $4.42 billion for the fourth quarter 2010.
Results for the first quarter 2010 do not include the results of BJ Services, acquired at the end of April 2010.
Chad C. Deaton, Baker Hughes chairman and chief executive officer, said, “International margins continued to improve in the first quarter, despite weather and geopolitical disruptions, as we made steady progress towards our goal of exiting 2011 with international operating margins in the mid-teens. The foundation of our improvement plan has been managing costs and improving efficiency, which have driven the increase in profitability we have seen to date. As we move towards the second half of 2011, activity growth becomes a more important driver of future improvement.
“Geopolitical supply disruptions have focused attention on the limits of spare oil production capacity and have driven oil prices higher. High oil prices have spurred both international oil companies and national oil companies to accelerate their spending plans. Assuming oil prices do not increase to levels high enough to destroy demand, we expect oil-driven spending growth to be sustained for multiple years. Recent announcements by the Kingdom of Saudi Arabia and Abu Dhabi regarding increased rig activity in the Middle East, and steady increases in spending by Petrobras and other companies to develop fields offshore Brazil give us confidence that the volume growth supporting our margin plans will occur.
“The impact of higher oil prices has not been isolated to the international markets. In North America, on land, overall spending levels have increased as incremental spending on oil and liquids-rich natural gas plays has more than offset weakness in dry gas plays. The rig count in Canada is already dominated by oil-directed drilling and as of last week, for the first time since 1995, the US has more rigs drilling for oil than natural gas. Service intensity in the unconventional shales continues to increase as we drill longer horizontal wells requiring more frac stages and complex completions.

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 2
“Our pressure pumping is sold out in North America. We expect to accelerate the deployment of new hydraulic fracturing fleets in the second half of 2011; however, we do not expect that supply will match higher demand for fracturing this year. Although weather improved in March, utilization of equipment was high and we were unable to catch up on work we missed due to colder weather earlier in the quarter.
“Offshore markets will benefit from the resumption of deepwater activity in the Gulf of Mexico. We are encouraged by the recent permitting activity. However, we also recognize that the ten deepwater wells recently permitted to be drilled will only be a fraction of the activity levels we saw before the drilling moratorium was announced. This level of activity is insufficient to offset the 380,000 barrel per day or 23% drop in Gulf of Mexico oil production forecast by the EIA for 2012 compared to 2010. We have continued to invest in our training, safety, and competency assurance programs during the last year, and we are well positioned in the Gulf of Mexico, with our suite of advanced technology and services and experienced personnel, for a resumption of deepwater drilling activity.
“We expect demand for hydrocarbons to continue to increase as the global economy grows. Following the tragic earthquake and tsunami in Japan, we expect oil and LNG to experience higher incremental demand, supporting high oil prices. With shrinking spare capacity, we believe that exploration, development and production spending will increase, raising our confidence that the second half of 2011 will set the stage for a strong 2012.”
Debt decreased by $44 million to $3.84 billion and cash and short-term investments decreased by $311 million to $1.40 billion compared to the fourth quarter 2010. Capital expenditures were $429 million, depreciation and amortization expense was $315 million, and dividend payments were $65 million in the first quarter 2011.
Earnings before interest, taxes, depreciation and amortization or “EBITDA” per diluted share for the first quarter 2011 was $2.19, up $0.86 or 65% compared to $1.33 for the first quarter 2010 and up $0.01 compared to $2.18 for the fourth quarter 2010. EBITDA is a non-GAAP measure and is calculated in Table 1 (Calculation of EBIT and EBITDA (non-GAAP measures)).
In addition to reported results, we are also providing “Supplemental Financial Information” in Table 3 for revenue and operating profit before tax (a non-GAAP measure) for the first quarter 2010. This information presents pro forma combined revenue and operating profit before tax, including estimates for depreciation and amortization expense associated with the acquisition of BJ Services in April 2010.

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 3
Financial Information
Consolidated Statements of Operations

UNAUDITED	Three Months Ended
(In millions, except per share amounts)	March 31,		December 31,
	2011	2010	2010

Revenues	$4,525	$2,539	$4,423

Costs and Expenses:
Cost of revenues	3,497	1,912	3,421
Research and engineering	106	94	105
Marketing, general and administrative	282	305	279
Acquisition-related costs	—	10	56

Total costs and expenses	3,885	2,321	3,861

Operating income	640	218	562
Gain on investments	—	—	6
Interest expense, net	(52)	(24)	(48)

Income before income taxes	588	194	520
Income taxes	204	65	178

Net income	384	129	342
Net income attributable to noncontrolling interests	3	—	7

Net income attributable to Baker Hughes	$381	$129	$335

Basic earnings per share of Baker Hughes	$0.88	$0.41	$0.78

Diluted earnings per share of Baker Hughes	$0.87	$0.41	$0.77

Weighted average shares outstanding, basic	435	313	432
Weighted average shares outstanding, diluted	437	313	434

Depreciation and amortization expense	$315	$189	$326

Capital expenditures	$429	$190	$486

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 4
Table 1: Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
	March 31, 2011		March 31, 2010		December 31, 2010
		per diluted		per diluted		per diluted
UNAUDITED	millions	share	millions	share	millions	share

Net income attributable to Baker Hughes	$381	$0.87	$129	$0.41	$335	$0.77

Net income attributable to NCI[2]	3		—		7
Income taxes	204		65		178

Income before income taxes	588		194		520
Interest expense, net	52		24		48
Acquisition-related costs[3]	—		10		56
(Gain) on investments	—		—		(6)

Earnings before interest and taxes (EBIT)	640	$1.46	228	$0.73	618	$1.42

Depreciation and amortization expense	315		189		326

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$955	$2.19	$417	$1.33	$944	$2.18

[1]	EBIT, EBITDA, EBIT per diluted share and EBITDA per diluted share (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance.

[2]	Noncontrolling interests.

[3]	Costs related to the acquisition of BJ Services.

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 5
Consolidated Balance Sheets

	(UNAUDITED)	(AUDITED)
	March 31,	December 31,
(In millions)	2011	2010

ASSETS

Current Assets:
Cash and short-term investments	$1,395	$1,706
Accounts receivable, net	4,371	3,942
Inventories, net	2,805	2,594
Other current assets	474	465

Total current assets	9,045	8,707

Property, plant and equipment, net	6,432	6,310
Goodwill	5,957	5,869
Intangible assets, net	1,541	1,569
Other assets	536	531

Total assets	$23,511	$22,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,549	$1,496
Short-term borrowings and current portion of long-term debt	296	331
Accrued employee compensation	566	589
Income taxes payable	197	219
Other accrued liabilities	531	504

Total current liabilities	3,139	3,139

Long-term debt	3,545	3,554
Deferred income taxes and other tax liabilities	1,346	1,360
Long-term liabilities	658	647

Stockholders’ Equity	14,823	14,286

Total liabilities and stockholders’ equity	$23,511	$22,986

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 6
Table 2: Segment Revenue, Profit Before Tax, and Profit Before Tax Margin1

	Three Months Ended
	March 31,	March 31,	December 31,
(In millions)	2011	2010	2010

Segment Revenue
North America	$2,352	$919	$2,210
Latin America	473	272	482
Europe/Africa/Russia Caspian	771	720	793
Middle East/Asia Pacific	659	439	657
Industrial Services and Other	270	189	281

Oilfield Operations	$4,525	$2,539	$4,423

Profit Before Tax
North America	$460	$141	$478
Latin America	63	9	43
Europe/Africa/Russia Caspian	91	80	64
Middle East/Asia Pacific	79	30	68
Industrial Services and Other	14	17	28

Oilfield Operations	707	277	681

Corporate and Other Profit Before Tax
Acquisition-related costs	—	(10)	(56)
Gain on investments	—	—	6
Interest expense, net	(52)	(24)	(48)
Corporate and other	(67)	(49)	(63)

Corporate, net interest and other	(119)	(83)	(161)

Total Profit Before Tax	$588	$194	$520

Profit Before Tax Margin[1]
North America	20%	15%	22%
Latin America	13%	3%	9%
Europe/Africa/Russia Caspian	12%	11%	8%
Middle East/Asia Pacific	12%	7%	10%
Industrial Services and Other	5%	9%	10%

Oilfield Operations	16%	11%	15%

[1]	Profit before tax margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 7
Table 3: Supplemental Financial Information (Pro Forma Combined Basis)1
The following table contains non-GAAP measures of segment revenue, operating profit before tax2, and operating profit before tax margin2. Management uses this information to perform meaningful comparisons between quarters and believes that this information may be useful to investors. Supplemental financial information for the first quarter 2008 through the first quarter 2011 can be found on our website at www.bakerhughes.com/investor in the Financial Information section.

	Three Months Ended
	March 31,	March 31,	December 31,
(In millions)	2011	2010[3]	2010

Segment Revenue
North America	$2,352	$1,641	$2,210
Latin America	473	399	482
Europe/Africa/Russia Caspian	771	815	793
Middle East/Asia Pacific	659	554	657
Industrial Services and Other	270	248	281

Oilfield Operations	$4,525	$3,657	$4,423

Operating Profit Before Tax[2]
North America	$460	$176	$478
Latin America	63	5	43
Europe/Africa/Russia Caspian	91	84	64
Middle East/Asia Pacific	79	43	68
Industrial Services and Other	14	18	28

Oilfield Operations	$707	$326	$681

Operating Profit Before Tax Margin[2]
North America	20%	11%	22%
Latin America	13%	1%	9%
Europe/Africa/Russia Caspian	12%	10%	8%
Middle East/Asia Pacific	12%	8%	10%
Industrial Services and Other	5%	7%	10%

Oilfield Operations	16%	9%	15%

[1]	This supplemental financial information is provided for illustrative purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position of Baker Hughes had the BJ Services acquisition been completed as of the dates presented and should not be taken as representative of future results of operations or financial position of the combined company.

[2]	Operating profit before tax is a non-GAAP measure defined as profit before tax (“income before income taxes”) less certain identified costs. Operating profit before tax margin is a non-GAAP measure defined as operating profit before tax divided by revenue. Management uses operating profit before tax because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

[3]	Results for the quarter ended March 31, 2010 are based on revenue and operating profit before tax previously reported by Baker Hughes and estimated by BJ Services for the quarter ended March 31, 2010. Operating profit before tax includes pro forma charges of $33 million per quarter for depreciation and amortization of tangible and intangible assets associated with the acquisition of BJ Services and a credit to corporate interest expense of $3 million, for a net of $30 million. No adjustments have been made for cost or revenue synergies or any other integration related items that may have affected this quarter.

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 8
Operational Highlights
North America
We continue to realize market opportunities from our expanded product portfolio. For example, in US Land geomarket, through an existing contract with Cabot Oil & Gas for pressure pumping services, we were awarded incremental contracts for drilling services, drilling fluids, completions, wireline and chemicals, with estimated annual revenue of more than $150 million. In March, we achieved a 50% increase in efficiency in stage completions for Cabot, a new record for the client.
In US Land, an independent operator awarded us a 39-well, $140 million contract to perform all their Marcellus Shale work (excluding microseismic) in 2011-2012.
In the Eagle Ford shale, we secured a contract from an independent operator that includes 12 wells with all product lines, representing over $100 million in revenue for 2011.
In the first quarter 2011, we announced the next generation of our FracPoint™ multi-stage fracturing system with innovative In-Tallic™ disintegrating frac balls. Our nanotechnology research efforts enabled us to develop metal balls that would electrochemically “decompose” saving the operator time, ensuring a clean wellbore and immediate production.
Finally, we continue to gain market share in the Woodford Basin through a contract award by an independent operator for wireline, completions, pressure pumping, cementing and coil tubing, creating a “Blue Wellbore” for the customer.
In the deepwater Gulf of Mexico, Baker Hughes has been awarded a multi-million dollar contract for Electrical Submersible Pump (ESP) systems and upper completions by a super major. This is the first Miocene development in the Gulf of Mexico to deploy ESPs inside the wellbore to extend life.
In Canada, we delivered a 15-stage fracture treatment in record time using our OptiPortTM coiled tubing deployed frac sleeve technology for a client in the Viking Resource Play in Saskatchewan. We reduced average fracturing time by 45% and reduced fluid usage by 30%.
Latin America
In Brazil, we achieved two key milestones for Petrobras in the Lula field. First, we kicked off the first-ever directional section in a pre-salt area in Brazil using our AutoTrak™ G3 rotary-steerable system, OnTrak™ measurement and logging-while-drilling system, and CoPilot™ real-time drilling optimization system. Second, we installed the first intelligent completion in the pre-salt deepwater frontier challenging well with high CO2 and H2S levels.

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 9
Also in Brazil, we completed the drilling phase of our integrated operations project for Brazil’s largest independent in the Campos Basin. The project continues, and we expect revenue of approximately $60 million in 2011.
In Ecuador, Andes Petroleum awarded us a multi-million dollar three-year ESP contract, building on our successful track record of ten years of artificial lift operations in the Andes Fields. The award includes advanced pumps technology with extreme duty Centurion systems.
Europe/Africa/Russia Caspian
In the Continental Europe geomarket, offshore Italy, Baker Hughes installed the world’s first openhole GeoFORMTM conformable sand management system. The GeoFORM system is a shape memory polymer that provides a simple, cost-effective total conformance sand control solution, while significantly reducing installation time.
Maintaining our strong market position in the Norway geomarket, Baker Hughes was awarded a two-year completions contract by a super major for over $200 million as a result of our strong record of execution and solid relationship.
In Russia, we have been awarded a multi-million dollar integrated operations project by a national oil company for a remote, deep, high pressure gas test well on the Yamal Peninsula.
Also in Russia, in Western Siberia, we were awarded a multi-well project planned for 2011, introducing our 4 3/4-inch LithoTrak and OnTrak technologies through a drilling contractor for a leading Russian major.
Baker Hughes has strengthened its position in offshore Sakhalin where we secured a ten-well, three-year contract for high pressure fracing and gravel placement services.
In the Sub-Sahara Africa geomarket, in Angola, we won a three-year deepwater drilling and evaluation services contract for Block 18 by an international oil company. Also in Angola another IOC has awarded us a two-well drilling and evaluation program for Blocks 16 and 23.
Middle East/Asia Pacific
In Saudi Arabia, we significantly enhanced production from existing gas wells using under-balanced coil tubing drilling on two hybrid rigs for a national oil company. Laterals of several thousand feet were drilled using our CoilTrak™ bottom-hole-assembly and custom PDC bits. Year-over-year, the monthly footage drilled has more than doubled, and we have reduced non- productive time (NPT) to 5% compared to the 17.5% average of the 5 wells drilled prior to the beginning of our contract.

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 10
We strengthened our supply chain in the Middle East by opening our newest drill bit manufacturing plant in Dhahran, Saudi Arabia, in the first quarter 2011. The facility is fully operational and delivering industry-leading polycrystalline diamond compact (PDC) bits to the Saudi Arabian and Middle East markets.
In Iraq, our focus on completions and production enhancement is paying dividends. All product lines are engaged with workover rigs and rigless operations on multiple projects that include cementing, coiled tubing clean-out, and open-hole and closed-hole wireline services. Recently awarded projects include work with Lukoil, BP and ENI further strengthening our position in Iraq.
In the Southeast Asia geomarket, a NOC has awarded us a contract to revitalize and increase production and recovery of oil and gas in a mature field offshore Malaysia. The contract is comprised of a 15-month field development study with accompanying production enhancement work with considerable upside potential as work progresses.
Also in Malaysia, a super major has awarded Baker Hughes the “2010 Team of the Year” global prize for the successful installation of six Intelligent Well completions on the St. Joseph’s development in 2010. Through this award, we displaced a competitor that previously had the work for nine years. The six wells were completed in eight weeks, greatly enhancing oil field recovery and incremental revenue to the customer.
In India, we are penetrating the deepwater market through a five-year integrated operations contract from a NOC, which includes a fully integrated Baker Hughes solution estimated at almost $300 million. We will provide drilling systems, fluids, liner hangers, cementing and mudlogging on this semi-submersible rig capable of drilling high pressure / high temperature wells at 10,000 ft.
Industrial and Other
Our Industrial Services Portfolio (ISP) group, comprised of downstream services, specialty chemicals and pipeline commissioning and inspection, secured a significant contract from Agip KCO for providing leak testing and related services on the Kasahagan field offshore Kazakhstan.
Conference Call
The company has scheduled a conference call to discuss the results reported in today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Wednesday April 27, 2011, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the company’s website and available for real-time viewing. To access the call, which is open to the public, please contact the conference call operator at

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 11
(800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, May 11, 2011. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 45880129. The conference call will be webcast simultaneously at http://investor.shareholder.com/bhi/events.cfm on a listen-only basis. The call and replay will also be available on our website at www.bakerhughes.com/investor.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward—looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; the integration of BJ Services; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions and other matters are only our forecasts regarding these matters.
These forward looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of these risk factors:
Baker Hughes-BJ Services acquisition — preliminary estimates of acquisition accounting may change; the inability to achieve the expected benefits of the acquisition, including financial and operating results; the risk that the cost savings and any other synergies from the transaction may not be realized or take longer to realize than expected; the ability to successfully integrate the businesses; and with respect to the historical financial information for BJ Services disclosed or utilized in this news release: the estimates, pro forma calculations and quarterly results have not been audited and actual results may differ materially, no assurance can be given that these results were realized or can be considered predictive of actual or future results, and that we do not intend to update or otherwise revise these estimates.

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 12
Economic conditions — the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; and foreign currency exchange fluctuations and changes in the capital markets in locations where we operate.
Oil and gas market conditions — the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; the impact of recovery from the now lifted US Gulf of Mexico drilling moratorium; the timing for new drilling permits both on the shelf and in the deepwater; and changes in the regulation of drilling in the US Gulf of Mexico or other areas as well as higher operating costs; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks — war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Price, market share, contract terms, and customer payments — our ability to obtain market prices for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, to successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources — our ability to manage the costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, sand, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; the effect of manufacturing and subcontracting performance and capacity, including forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; labor-related

Exhibit 99.1

Baker Hughes Incorporated News Release Baker Hughes Announces First Quarter Results	Page 13
actions, including strikes, slowdowns and facility occupations; our ability to maintain information security.
Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings and our ability to obtain adequate insurance on commercially reasonable terms; the legislative, regulatory and business environment in the US and other countries in which we operate; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling; permit and operational delays or program reductions as a result of the new regulations and recovery from the drilling moratorium in the Gulf of Mexico; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes provides reservoir consulting, drilling, pressure pumping, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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